Exhibit 99.1

Carla Baca
Director of Corporate Communications
P: 615.269.8175
News Release
HEALTHCARE REALTY TRUST TO PURCHASE MEDICAL OFFICE PORTFOLIO

$612.5 million MOB portfolio located on campus or fully leased to three leading health systems in Atlanta, Georgia

NASHVILLE, Tennessee, August 8, 2017 - Healthcare Realty Trust Incorporated (NYSE:HR) today announced it has executed definitive agreements to purchase fifteen medical office buildings located in Atlanta, Georgia (the “Portfolio”) for a purchase price of $612.5 million. The properties are located on hospital campuses or fully leased to three leading health systems in Atlanta. The low fungibility and growth potential of the primarily on-campus properties enhance Healthcare Realty’s long-term internal growth profile. The acquisition is expected to be accretive to 2018 FFO and additive to net asset value.

Healthcare Realty’s underwriting process includes scoring each property based on competitive strength and potential for rent growth using a ten-point fungibility scale. The Portfolio scored 8.1, with ten of the fifteen properties scoring 8.0 or higher. The Company’s existing medical office portfolio scores 7.5. With 53% of the multi-tenant, occupied square footage in the Portfolio up for renewal in the first five years, the Portfolio enhances the Company’s potential for continued rent growth.

Consistent with the Company’s investment criteria, the Portfolio is:

•	100% associated with leading not-for-profit health systems

•	86% located directly on hospital campuses

•	100% located in a top ten metropolitan statistical area

The Portfolio is comprised of 1.3 million square feet, is 96.2% occupied, and has an average building age of 9.7 years. In 2018, the Portfolio is expected to produce net operating income of $29.9 million and generate a projected cash yield of 4.9%.

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Exhibit 99.1

Similar to Healthcare Realty’s existing portfolio, the properties in the Portfolio are over 90% occupied by hospital-centric specialties, such as obstetrics/gynecology at 13%, oncology at 12%, cardiology at 11%, and orthopedics at 9%.

Each of the properties in the Portfolio is associated with three of the leading, not-for-profit health systems in Atlanta that collectively occupy 59.8% of the properties:

WellStar Health System (“WellStar”)

•	Nine medical office buildings totaling 772,400 square feet, or 58.6% of the Portfolio

•	Eight multi-tenant properties total 607,000 square feet, are located on three hospital campuses, and are 58.8% leased by WellStar.

•	One single-tenant, off-campus property totaling 165,400 square feet will be fully leased by WellStar for 20 years upon completion of construction in September 2017.

•	“A” rated WellStar operates 11 hospitals, generated $2.2 billion of revenue in 2016, and has a 21.0% market share, making it the leading health system in the Atlanta MSA.

Piedmont Healthcare (“Piedmont”)

•	Three medical office buildings totaling 276,700 square feet, or 21.0% of the Portfolio

•	Two multi-tenant, on-campus properties total 257,000 square feet, are located on two hospital campuses, and are 62.4% leased by Piedmont.

•	One single-tenant, off-campus property totaling 19,700 square feet is fully leased by Piedmont for a remaining term of 12.7 years.

•	“AA-“ rated Piedmont operates seven hospitals, generated $2.0 billion of revenue in 2016, and has a 14.5% market share, making it the third largest health system in the Atlanta MSA.

Gwinnett Medical Center (“Gwinnett”)

•	Three medical office buildings totaling 269,400 square feet, or 20.4% of the Portfolio, are located on two hospital campuses and 32.3% leased by Gwinnett.

•	“A3” rated Gwinnett operates two hospitals and generated $706 million of revenue in 2016.

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Exhibit 99.1

•	Gwinnett has publicly announced plans to merge with Northside Hospital (“Northside”), a health system that operates three hospitals and generated $2.8 billion of revenue in 2016.

•	Gwinnett has a 6.2% market share and Northside has a 12.2% market share; the combined systems will become the second largest in the Atlanta MSA.

Healthcare Realty Trust is a real estate investment trust that integrates owning, leasing, managing, financing, developing, and re-developing income-producing real estate properties associated primarily with the delivery of outpatient healthcare services throughout the United States. As of June 30, 2017, the Company had gross investments of approximately $3.6 billion in 197 real estate properties in 26 states totaling approximately 14.5 million square feet. The Company provided leasing and property management services to approximately 10.9 million square feet nationwide.

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In addition to the historical information contained within, the matters discussed in this press release may contain forward-looking statements that involve risks and uncertainties. These risks are discussed in filings with the Securities and Exchange Commission by Healthcare Realty Trust, including its Annual Report on Form 10-K for the year ended December 31, 2016 under the heading "Risk Factors," and as updated in its Quarterly Reports on Form 10-Q filed thereafter. Forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims any obligation to update forward-looking statements.

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